                                                                               .
                                                                               .
                                                                               .
                                                                    Exhibit 10.1
                                  MOBIFON S.A.
                             CONTRACT OF ASSOCIATION

                               TABLES OF CONTENTS

RECITALS.................................................................................................................     5

TERMS AND CONDITIONS.....................................................................................................     5

SECTION 1. DEFINITIONS...................................................................................................     5

SECTION 2.  THE COMPANY..................................................................................................     7

   2.1   COMPANY NAME....................................................................................................     7
   2.2   REGISTERED ADDRESS..............................................................................................     7
   2.3   LEGAL FORM......................................................................................................     7
   2.4   DURATION........................................................................................................     7
   2.5   OBJECT OF ACTIVITY..............................................................................................     8

SECTION 3. CAPITAL.......................................................................................................     9

   3.1   SUBSCRIBED CAPITAL..............................................................................................     9
   3.2   ROMANIAN LEAD PARTNER...........................................................................................
   3.3   ATE OPTION......................................................................................................    10

SECTION 4. TRANSFER OF SHARES; RIGHT OF FIRST REFUSAL....................................................................    10

   4.1   GENERAL TRANSFER RESTRICTIONS...................................................................................    10
   4.2   25% RULE........................................................................................................    11
   4.3   NON-COMPLIANCE..................................................................................................    14
   4.4   TRANSFERS TO WHOLLY-OWNED AFFILIATES ALLOWED....................................................................    14
   4.5   BONA FIDE OFFER; TRANSFERRED INTEREST; TRANSFER NOTICE..........................................................    15
   4.6   RIGHT OF FIRST REFUSAL..........................................................................................    16
   4.7   CHANGE IN CONTROL OF LOGIC......................................................................................    19
   4.8   WINDOW PERIOD...................................................................................................
   4.9   "FAIR MARKET VALUE" DEFINED.....................................................................................    19

SECTION 5. PREEMPTIVE RIGHTS.............................................................................................    21

SECTION 6. TRANSFERABILITY OF ACQUISITION RIGHTS.........................................................................    21

SECTION 7. REMEDIES IN THE EVENT OF DEFAULT DUE TO A FAILURE TO FUND.....................................................    22

   7.1   FAILURE TO FUND INITIAL CAPITAL STRUCTURE.......................................................................    22
   7.2   FAILURES TO FUND................................................................................................    23

SECTION 8. GUARANTEES BY SHAREHOLDERS....................................................................................    25

SECTION 9.  DIVIDENDS....................................................................................................    26

SECTION 10. PUBLIC OFFERING / REGISTRATION RIGHTS........................................................................    26

SECTION 11. CONFIDENTIALITY..............................................................................................    26

SECTION 12. NON-COMPETITION..............................................................................................    27

   12.1  TERM OF EFFECTIVENESS...........................................................................................    27
   12.2  "BUSINESS" DEFINED..............................................................................................    27
   12.3  NON-COMPETITION.................................................................................................    27
   12.4  NO OWNERSHIP/FINANCIAL INTEREST IN COMPETITORS..................................................................    28
   12.5  NO SOLICITATION OF CUSTOMERS....................................................................................    28
   12.6  NO SOLICITATION OF EMPLOYEES....................................................................................    28
   12.7  EXAMPLES OF COMPETITION.........................................................................................    29
   12.8  EXCEPTIONS......................................................................................................    29
   12.9  INJUNCTIVE RELIEF...............................................................................................    29

SECTION 13. AGREEMENTS WITH SHAREHOLDERS.................................................................................    30

SECTION 14. COVENANTS....................................................................................................    30

SECTION 15. PUBLICITY; ANNOUNCEMENTS.....................................................................................    30

   15.1  ANNOUNCEMENTS MADE BY SHAREHOLDERS..............................................................................    30
   15.2  ANNOUNCEMENTS MADE BY THE COMPANY...............................................................................    31

SECTION 16. REGISTRATION.................................................................................................    32

SECTION 17. TERM AND TERMINATION.........................................................................................    32

SECTION 18. SURVIVAL.....................................................................................................    33

SECTION 19. GOVERNING LAW................................................................................................    33

SECTION 20. DISPUTE RESOLUTION...........................................................................................    33

SECTION 21. ARBITRATION..................................................................................................    33

SECTION 22. SPECIFIC PERFORMANCE.........................................................................................    34

SECTION 23. COMPLIANCE WITH LAWS.........................................................................................    34

SECTION 24. FORCE MAJEURE................................................................................................    35

SECTION 25. NOTICES AND COMMUNICATIONS...................................................................................    35

SECTION 26. AMENDMENT AND WAIVER.........................................................................................    36

SECTION 27. LANGUAGE.....................................................................................................    36

SECTION 28. ASSIGNMENT...................................................................................................    36

SECTION 29. ENTIRE AGREEMENT.............................................................................................    37

SECTION 30. SEVERABILITY.................................................................................................    37

SECTION 31. HEADINGS AND CAPTIONS........................................................................................    37

SECTION 32. NO AGENCY....................................................................................................    37

SECTION 33. RELATIONSHIP.................................................................................................    38

SECTION 34. COST-SHARING AGREEMENT.......................................................................................    38

SECTION 35. COUNTERPARTS.................................................................................................    38

ATTACHMENT A.............................................................................................................    42

                                   MOBIFON SA

                             CONTRACT OF ASSOCIATION

THIS CONTRACT OF ASSOCIATION (this "Agreement") is entered into as of November 22,1996, by and among the following shareholders (hereinafter referred to individually as a "Shareholder," and collectively as the "Shareholders"):

FOREIGN PARTNERS:

         CLEARWAVE HOLDING B.V., a corporation existing and organised in accordance with the laws of the Netherlands, having its registered office at Strawinskylaan 707, Amsterdam 1077XXX ('ClearWave"), represented by______________;

         VODAFONE EUROPE B.V., a corporation existing and organised in accordance with the laws of the Netherlands with its principal place of business located at CM Weena 70, 3062 MA Rotterdam, The Netherlands ("ATE"), represented by ____________;

         DERASO HOLDINGS BV, a company existing and organised in accordance with the laws of Netherlands, with its principal place of business located at Amsterdam, Koningslaan St., ("Deraso"), represented by ___________________;

         COMMERCIAL CAPITAL EMERGING MARKETS LIMITED, a company organized and existing in accordance with the laws of Cyprus, with its registered office located at 2-4 Arch. Makarios III Ave., Nicosia, Cyprus ("Commercial Capital"),

         DEVAYNES HOLDINGS LIMITED, a company organized and existing in accordance with the laws of Cyprus, with its registered office located at 2-4 Arch. Makarios III Avenue, Capital Center, 9th floor, Nicosia 1505, Cyprus ("Devaynes"),

         UPSON ENTERPRISES LIMITED, a company organized and existing in accordance with the laws of Cyprus, with its registered office located at 2-4 Arch. Makarios III Avenue, Capital Center, 9th floor, Nicosia 1505, Cyprus ("Upson"),

         DARGATE LIMITED, a company organized and existing in accordance with the laws of Cyprus, with its principal place of business in Julia House, 3 Themistocles Dervis Street, CY-1066 Nicosia ("Dargate")

         MOBIFON, , a company organized and existing in accordance with the laws of Romania, with its principal place of business in Bucharest, 3 Nerva Traian St. ("MobiFon")

                                    RECITALS

         WHEREAS, the Ministry of Communications of Romania has announced that it will be awarding two GSM licenses to provide cellular mobile telephony services in Romania;

         WHEREAS, the Shareholders intend to form a joint stock company (the "Company") for the purpose of operating under such GSM license in Romania;

         WHEREAS, the Shareholders will be the holders of all of the outstanding shares of the Company; and

         WHEREAS, the Shareholders wish to set forth the respective rights, obligations and interests of the Shareholders to one another and to the Company in a legally binding contract of association and statutes;

         NOW, THEREFORE, the Shareholders hereby agree to the following terms and conditions:

                              TERMS AND CONDITIONS

SECTION 1. DEFINITIONS

         For the purpose of this Agreement, each of the terms and expressions listed below shall have the following meaning:

         "AFFILIATE" in relation to any Shareholder means any individual or corporate entity, which directly or indirectly controls such Shareholder, or is controlled by such Shareholder, or is under common control of such Shareholder. For the purpose of this definition, the term "control" means the possession (direct or indirect) of the power to vote in excess of fifty percent (50%) of the voting shares of the entity.

         "AGREEMENT" means this Contract of Association and the appended Statutes entered into by and among the Shareholders.

         "BOARD OF ADMINISTRATORS" means the Board of Administrators of the Company.

         "BUSINESS" shall have the meaning given to it in Section 12.2.

         "CAPITAL STRUCTURE" means the capital structure of the Company.

         "FAIR MARKET VALUE" shall have the meaning given to it in Section 4.9.

         "GAAP" means generally accepted accounting principles and practices.

         "LICENSE" means the GSM license granted by the government to the Company to build, operate and exploit wireless telecommunications services in Romania.

         "LICENSE EXECUTION DATE" means the date on which the awarded Licenses have been executed by the Company and the Ministry of Communications (or other duly authorised governmental body).

         "MINISTRY" means the Ministry of Communications of Romania.

         "RELATED PARTY TRANSACTION" means a transaction between the Company on the one hand, and an administrator, director, officer, or Shareholder (or its Affiliate) of the Company on the other hand.

         "SHAREHOLDER" shall mean each of the parties to this Agreement.

         "SHARES" means the shares of equity in the Company.

         "STATUTES" means the statutes (i.e., the bylaws) of the Company.

         "UNANIMOUS VOTE" shall mean the approval of the Shareholders or the Administrators, as the case may be, representing all of the outstanding Shares of the Company.

         "WHOLLY OWNED AFFILIATE" shall have the meaning given to it in Section 4.4.2.

SECTION 2. THE COMPANY

         2.1 COMPANY NAME

         The legal corporate name of the Company shall be MobiFon SA.

         2.2 REGISTERED ADDRESS

         2.2.1 The headquarters of the Company shall be Str. Nerva Traian 3, Complex M101, Sector 3, 74228, Bucharest, Romania.

         2.2.2 The Company may open representative offices, affiliates, subsidiaries, agencies or work points in Romania or abroad, upon the decision of the Extraordinary General Assembly.

         2.2.3. The Company opens points of work, based upon the decision of the Board of Administrators.

         2.3 LEGAL FORM

         2.3.1 The Company shall be a joint stock company organised under the laws of Romania.

         2.3.2 The Company shall be governed by the applicable provisions of Romanian legislation, the provisions of this Contract of Association and the attached Statutes and any amendments thereto.

         2.4 DURATION

         The duration of the Company shall be unlimited in time.

         2.5 OBJECT OF ACTIVITY

         The main activity of the Company is telephony activities (CAEN code
         6421).

         The object of activity of the Company shall be to operate a business utilising the License in Romania, and to conduct the following activities:

                  a. the development, design, construction, ownership, management, operation and maintenance of the cellular mobile system and the marketing and exploitation of the cellular mobile service thereon to the fullest extent permitted by the License; and

                  b. the participation in activities or businesses necessary, appropriate, ancillary, or complementary to the provision of cellular mobile service; and

                  c. the development and pursuit of wireless telecommunications businesses in Romania or Moldova and any businesses necessary, appropriate, ancillary or complementary to such wireless telecommunications businesses;

                  d.       the sale and lease of cellular phones;

                  e. import/export of any type of goods, services and consumer goods that are legally authorised to be imported or exported, as well as wholesale and retail sales on the Romanian import and domestic goods market;

                  f. development and supply of software in support of the Company's business;

                  g.       opening and functioning of cafes (Class 554);

                  h. data transmission (Class 6423); radio-communications (Class 6433); telephony activities (Class 6421); telecommunication services other than those provided elsewhere in the existing classification (Class
                           6442);

                  i. advertising services to third parties through the Company's "Newsletter" (Class 7440).

                  j.       Publicity (class 7440)

SECTION 3. CAPITAL

         3.1 SUBSCRIBED CAPITAL

         3.1.1 The social capital of the Company is 2,002,797,670,000 ROL of which 197,914,966 USD and 371,640,540,000 ROL.

         3.1.2 The social capital is divided into 200,279,767 shares, each with a nominal value of 10,000 ROL.

         3.1.3    The social capital is fully subscribed and paid as follows:

                  1. ClearWave Holdings B.V. - USD 117,124,812 (equivalent
                     to ROL 973,701,170,000) and ROL 122,949,380,000
                     representing 54.755% of the registered capital, divided into 109,665,055 nominal shares with a value of ROL 10,000 each;

                  2. Vodafone Europe BV - USD 37,917,036 (equivalent to
                     ROL 402,562,330,000), representing 20.1% of the
                     registered capital, divided into 40,256,233 nominal shares with a value of ROL 10,000 each;

                  3. EEIF Melville B.V. - USD 29,545,118 (equivalent to
                     ROL 111,355,550,000), representing 5.55% of the
                     registered capital, divided into 11,135,555 nominal shares with a value of ROL 10,000 each;

                  4. Deraso Holging B.V.- USD 13,328,000 (equivalent to
                     ROL 143,538,080,000) and ROL 144,864,780,000
                     representing 14.4% of the registered capital, divided into 28,840,286 nominal shares with a value of ROL 10,000 each;

                  5. Dargate Limited - ROL 17,110,120,000 representing
                     0.854% of the registered capital, divided into 1711,012 nominal shares of ROL 10,000 each;

                  6. Dvaynes Holdings Limited - ROL 9,991,950,000
                     representing 0.498% of the registered capital, divided into 999,195 nominal shares with a value of ROL 10,000 each;

                  7. UPSON Enterprises Limited - ROL 5,245,780,000
                     representing 0.261% of the registered capital, divided into 524,578 nominal shares with a value of ROL 10,000 each;

                  8. Commercial Capital Emerging Markets Limited - ROL
                     4,884,850,000 representing 0,243% of the registered capital, divided into 488,485 nominal shares with a value of ROL 10,000 each.

                  9. MobiFon SA - ROL 43,459,180,000 representing 3,325%
                     of the registered capital, divided into 4,345,918 nominal shares with a value of ROL 10,000 each.

         3.3 ATE OPTION.

         ATE shall have an option (the "Option"), exercisable at any time prior to the third anniversary of the award of the License, to acquire from the Company ten percent (10%) of the total equity of the Company on a fully diluted basis in the form of Shares, for a consideration equal to the cumulative contributed equity capital of said Shares made to the Company and the assumption of a pro rata share of the shareholder guarantees and the issuance of a pro rata share of the shareholder loans, if any, at the date of the exercise of the Option. Such Option may be exercisable in whole or in part in the discretion of ATE.

SECTION 4. TRANSFER OF SHARES; RIGHT OF FIRST REFUSAL.

         4.1 GENERAL TRANSFER RESTRICTIONS.

         4.1.1 No Shareholder may assign, sell, transfer (including a transfer by means of a dissolution, merger, consolidation or otherwise by operation of law), or otherwise dispose of (any such transaction being referred to in this Section as a "transfer"), pledge, hypothecate, grant a security interest in or otherwise encumber its Shares except in accordance with this Section.

         4.1.2 No transfer of Shares shall be permitted between the date on which the Company is formed and the License Execution Date.

         4.1.3 For the purpose of this Section 4, the term "Shares" shall also include the subscription rights therefor.

         4.1.4. Unless Vodafone and CLEARWAVE agree, no transfer of Shares shall be permitted, directly or indirectly, to either

             a.   a telecommunications operator; or

             b.   a telecommunications equipment manufacturer; or

             c. a transferee who is not of equivalent financial strength as the transferor.

         4.2 25% RULE.

         For the purposes of this Section 4, a transfer of Shares shall include any direct sale of Shares in the Company, and any sale of an equity interest in an entity which directly or indirectly owns Shares, in one transaction or series of transactions, where over 25% of the Fair Market Value of the assets held by the entity being sold or transferred (the "Relevant Entity") directly or indirectly consists of Shares. For the avoidance of doubt, in the event of a sale of an equity interest (a "Relevant Interest") in a Relevant Entity, the following shall apply:

         4.2.1    For the purpose of clause 4.5.1:

                  (a) the entity which directly owns the Relevant Shares shall be deemed to be the Transferring Shareholder;

                  (b) The Relevant Shares shall be the number of Shares which the Relevant Interest directly or indirectly represents so that, by way of example, the sale of 10% of the Relevant Interest in a Relevant Entity which holds 10% of the Shares shall mean the Relevant Shares are 1% of the Shares;

                  (c) The Transferring Shareholder shall be deemed to have received a bona fide written offer which it has accepted, pending the exercise of the right of first refusal pursuant to Section 4, to sell the Relevant Shares (which shall be the "Transferred Interest") once the seller of the Relevant Interest has received and accepted such an offer;

         4.2.2 For the purpose of clause 4.5.2, the proposed purchaser and terms and conditions of sale for the Relevant Interest shall be deemed to be the proposed purchaser and terms and conditions of sale for the Transferred Interest and the purchase price shall be the price to be paid for the Relevant Shares (excluding the mutually agreed allocation of any assets comprised in the Relevant Interest which do not directly consist of Shares) apportioned across the Relevant Shares;

         4.2.3 For the purpose of clause 4.6.1, the "impracticable requirements" shall be deemed to include any terms and conditions relating to the Relevant Entity, so that (without limitation) the Non-Transferring Shareholders shall have no right or obligation to become a shareholder in or party to a shareholders agreement relating to the Relevant Entity.

         4.2.4    For the purpose of clause 4.6.5:

                  (a) rather than the "transferring Shareholder" being "free ... to consummate the sale of the Transferred Interest", the proposed transferor of the Relevant Interest will be "free ... to consummate the sale of the Relevant Interest";

                  (b)      the proviso to clause 4.6.5 will not apply;

                  (c) the Non-Transferring Shareholders will be deemed to have failed to elect to exercise their purchase rights with respect to the Transferred Interest or to consummate such purchase in accordance with clause 4.6, unless they have elected to exercise their purchase rights with respect of the whole (and not only part) of the transferred Interest and have consummated such purchase in accordance with that clause.

         4.2.5 A transfer as described bellow (a "Permitted Transfer") shall be deemed not to be a transfer of Shares; the sale of an equity interest in any entity which directly or indirectly holds shares in DERASO HOLDINGS will be deemed not to be a sale of Shares if it would be a Permitted Transfer related to shares in DERASO HOLDINGS.

         A "Permitted Transfer" shall mean:

         1. A shareholder which is a body corporate may transfer shares in DERASO HOLDINGS to a member of the same group (meaning a subsidiary or holding company of the body corporate or a subsidiary of a holding company of the body corporate) if the transferee gives an undertaking to DERASO HOLDINGS that if the transferee ceases to be a member of the same group, all its shares in DERASO HOLDINGS will, before the cessation, be transferred to another member of the same group.

         2. A shareholder who holds shares in DERASO HOLDINGS as nominee or trustee for a limited partnership or unit trust which is primarily a vehicle for institutional investors may transfer those shares in DERASO HOLDINGS:

                  2.1 to another nominee or trustee for the limited partnership or unit trust;

                  2.2 on a distribution in kind under the relevant partnership agreement or trust deed, to the partners of the limited partnership or their nominees or the holders of units in the unit trust or their nominees; or

                  2.3 to a nominee or trustee for a limited partnership, unit trust or investments trust which is primarily a vehicle for institutional investors and which is advised or managed by the adviser or manager of the former limited partnership or unit trust.

         3. A shareholder may transfer shares in DERASO HOLDINGS to a "CO-INVESTMENT" SCHEME", being a scheme under which certain officers, employees or partners of an Investor or of its adviser or manager are entitled (as individuals or through a body corporate or any other vehicle) to acquire shares in DERASO HOLDINGS which the Investor would otherwise acquire.

         4. A Co-Investment Scheme which holds shares in DERASO HOLDINGS through a body corporate or another vehicle may transfer shares in DERASO HOLDINGS to:

                  4.1 another body corporate or another vehicle which holds or is to hold shares in DERASO HOLDINGS for the Co-Investment Scheme; or

                  4.2 The officers, employees or partners entitled to the shares in DERASO HOLDINGS under the Co-Investment Scheme.

         5. Each of ACEE II-A Co-Investment Limited Partnership, Advent Central & Eastern Europe II Limited Partnership, Advent Central & Eastern Europe II-A Limited Partnership, Advent Central & Eastern Europe II-L Limited Partnership, Advent PGGM Global Limited Partnership, Advent Partners Limited Partnership, Limpart Holdings Limited, Abu Dhabi Investment Authority and any entity controlled by Abu Dhabi Investment Authority may transfer shares in DERASO HOLDINGS to each other.

         6. Bancroft Romania LP may transfer its shares in DERASO HOLDINGS to the Overseas Private Investment Corporation ("OPIC"), to any entity controlled by OPIC or to any entity holding such shares on behalf of and for the benefit of OPIC.

         4.3 NON-COMPLIANCE.

         Any purported transfer of any Shares not in compliance with this Section shall be void and of no force or effect, and the transferring Shareholder shall be liable to the other Shareholders for all liabilities, obligations, damages, losses, costs and expenses arising as a result of such non-complying transfer.

         4.4 TRANSFERS TO WHOLLY-OWNED AFFILIATES ALLOWED.

         4.4.1 Any Shareholder may, without the consent of the other Shareholders, transfer ownership of all or any part of its Shares to a Wholly Owned Affiliate (as defined below) (any Affiliate to which a transfer is permitted under this Section being referred to herein as an "Affiliate Transferee"). An Affiliate Transferee shall be admitted as a Shareholder at the time such Affiliate Transferee executes this Agreement (or a counterpart to this Agreement) which evidences such Affiliate Transferee's agreement to be bound to the terms and conditions of this Agreement.

         4.4.2    An entity is a "Wholly Owned Affiliate" of a Shareholder when:

                  a. The transferor wholly owns the voting shares or Equity interests of the transferee; or

                  b. The transferee is the sole shareholder, or otherwise the sole owner ("parent") of the transferor; or

                  c. The transferee is wholly owned by the sole parent of the transferor.

         4.5 BONA FIDE OFFER; TRANSFERRED INTEREST; TRANSFER NOTICE

         4.5.1 In the event that any Shareholder has received a bona fide written offer (the "Transferring Shareholder"), which the Transferring Shareholder has accepted pending the exercise of the rights of first refusal pursuant to this Section 4, to sell all or any portion of its Shares in the Company (the "Transferred Interest"), to any person who is qualified to carry out the terms and intent of this Agreement, the Transferring Shareholder shall deliver a written notice (the "Transfer Notice") within ten (10) business days of the receipt of such bona fide offer to each of the other Shareholders (the "Non-Transferring Shareholders") stating the Transferring Shareholder's intent to sell the Transferred Interest.

         4.5.2    The Transfer Notice shall:

               a. Specify the purchase price for the Transferred Interest,

               b. Identify the proposed purchaser of the Transferred
                  Interest,

               c. Specify the date scheduled for the transfer (which date shall not be less than sixty (60) calendar days from the date the Transfer Notice is delivered),

               d. Contain a statement that the offer has been accepted
                  pending compliance with the right of first refusal set forth herein and receipt of required regulatory and other approvals, and

               e. Shall have attached thereto a copy of the written offer containing all of the terms and conditions on which the Transferred Interest is to be sold.

         4.6 RIGHT OF FIRST REFUSAL.

         4.6.1 GENERAL. The Non-Transferring Shareholders shall have the right to purchase all (but not less than all) of the Transferred Interest on terms and conditions substantially the same in all material respects, and at the same price, as set forth in the written offer delivered pursuant to Section 4.5 above; provided, however, that if such terms and conditions include any non-cash assets or any non-financial requirements which would be impracticable for the Non-Transferring Shareholders to satisfy, then the Non-Transferring Shareholders shall not be required to satisfy such terms and conditions, and the purchase price for the Transferred Interest will be equal to the Fair Market Value of the Transferred Interest payable in cash. If an entity is being transferred and such entity includes assets other than Shares, the purchase price for the Transferred Interest will be the Fair Market Value of the Transferred Interest, which shall be based on a reasonable allocation of the written offer delivered pursuant to Section 4.5 above.

         4.6.2 ALLOCATION OF TRANSFERRED INTEREST TO NON-TRANSFERRING SHAREHOLDERS.

               a. Each of the Non-Transferring Shareholders shall initially be entitled to purchase that fraction of the Transferred Interest equal to its equity interest percentage divided by the equity interest percentage of all of the Non-Transferring Shareholders.

               b. If any of the Non-Transferring Shareholders declines to exercise its right to purchase the Transferred Interest hereunder, the other Non-Transferring Shareholders electing to exercise that right shall be entitled to purchase that portion of the Transferred Interest that has been declined by the other Non-Transferring Shareholders in amounts determined pursuant to reapplication of the principles set forth in the immediately preceding sentence, excluding from consideration the equity interest percentage of any declining Non-Transferring Shareholder.

         4.6.3    NOTICE OF EXERCISE OF RIGHT OF FIRST REFUSAL.

                  Each Non-Transferring Shareholder shall notify the Company and each of the other Shareholders of its intention to exercise or not to exercise its purchase rights hereunder within thirty
                  (30) calendar days of receipt by it of a Transfer Notice. The Company shall thereupon notify each of the Shareholders of the elections made by each of the Non-Transferring Shareholders. Subsequent written notifications, if necessary, of such exercising Non-Transferring Shareholders' elections with respect to that portion of the Transferred Interest which has been declined by any Non-Transferring Shareholder shall be required within ten (10) business days after receipt by the exercising Non-Transferring Shareholders of such notifications by the Company.

         4.6.4    CLOSING OF PURCHASE BY NON-TRANSFERRING SHAREHOLDERS.

                  In the event that one or more of the Non-Transferring Shareholders shall have duly elected to exercise its purchase rights with respect to the Transferred Interest, such exercising Non-Transferring Shareholders shall diligently pursue obtaining all regulatory approvals and use reasonable efforts to consummate the closing of the purchase of the Transferred Interest as soon as practicable and in any event within ninety (90) calendar days from receipt of the Transfer Notice; provided, however, that if such closing does not occur within such ninety (90) day period due to the failure of the Non-Transferring Shareholders to receive any required and material regulatory approvals, the Non-Transferring Shareholders right to close such sale may be extended, at the option of any Non-

                  Transferring Shareholder, until such regulatory approvals are received.

         4.6.5    CLOSING OF PURCHASE BY THIRD PARTY PURCHASER.

                  In the event of a failure of the Non-Transferring Shareholders to elect to exercise its purchase rights with respect to the Transferred Interest or to consummate such purchase in accordance herewith, the Transferring Shareholder shall be free, at any time within one hundred twenty (120) calendar days from the date the Non-Transferring Shareholders elect not to exercise their purchase rights hereunder or from the date the time periods specified in this Section 4.6.5 for such election have expired (in the case of a failure to elect to purchase), to consummate the sale of the Transferred Interest to the third party purchaser at a price and upon terms and conditions no more favourable to the third party purchaser than those specified in the Transfer Notice; provided, however, that the third party purchaser shall assume the obligations of the Transferring Shareholder under this Agreement.

         4.6.6    TRANSFER OF RIGHTS.

                           a. If any Shareholder is unable to purchase Shares pursuant to this Section due to national or local laws or regulations, it shall be permitted to transfer its rights under this Section to a third party pursuant to Section 6.

                           b. Notwithstanding any other right to the contrary, except as set forth in Section 4.9,

                  CLEARWAVE , ATE and EEIF MELVILLE shall have, on a pro rata basis among themselves, the exclusive right of first refusal in preference to the other Shareholders to acquire the Shares held by DERASO HOLDINGS.

                  CLEARWAVE and ATE shall have, on a pro rata basis among themselves, the exclusive right of first refusal in preference to the other shareholders to acquire the Shares held by the Romanian Partners other than DERASO HOLDINGS.

                  CLEARWAVE and ATE shall have the right to transfer Shares to each other, and any such transfer shall not be subject to the right of first refusal held by the other Shareholders.

         4.7. CHANGE IN CONTROL OF DERASO HOLDINGS.

         In the event that DERASO HOLDINGS undergoes a change of control, then either CLEARWAVE or ATE or EEIF MELVILLE shall have the right to purchase the Shares owned by DERASO HOLDINGS for their Fair Market Value. For these purposes:

            (a) change of control of DERASO HOLDINGS is defined as a change, directly or indirectly, of over 50% of its share ownership;

            (b) A "Permitted Transfer" shall be deemed not to be a change in share ownership.

         4.9. "FAIR MARKET VALUE" DEFINED.

         The term "Fair Market Value" shall mean the cash price in U.S. dollars determined by mutual agreement of the buying and selling Shareholders (the "Parties"), or if no such agreement is reached within ten (10) days of the relevant date, the appraised price ("Appraised Price") determined as follows:

         4.9.1 Within ten (10) days after the relevant date, the Parties shall jointly designate one firm of recognised international standing familiar with appraisal techniques applicable to assets of the type being evaluated to serve as an appraiser ("Appraiser")

         4.9.2 The Appraiser shall be directed to determine the cash price at which a willing seller would sell and a willing buyer would buy the asset (each being apprised of all relevant facts and neither acting under compulsion) in an arm's length negotiated transaction with an unaffiliated third party without time constraints and taking into account:

                           a.       the real value of all tangible and
                                    intangible Assets including goodwill;

                           b. all financial and other obligations whether contingent or actual;

                           c.       the present and future earnings;

                           d. the tax treatment which the parties would encounter upon such transfer;

                           e. a commercially reasonable risk-adjusted rate of return;

                           f. the rights and restrictions which apply to the asset; and

                           g. Such other factors as are generally taken into account when such assets are valued for sale.

         4.9.3 The Parties will co-operate in causing the Company to supply information reasonably necessary to conduct such appraisal.

         4.9.4 In the event that the Parties are unable within ten (10) days after the relevant date to select a single Appraiser that is satisfactory to the Parties, then each Party shall be entitled to designate one Appraiser. Each Appraiser shall perform the Appraisal in accordance with subparagraph 4.9.2 above. If the appraisal providing the higher value is not more than 110% of the appraisal providing the lower value, the Appraised Price shall be the average of the values. Otherwise, a mutually acceptable third Appraiser shall be selected within ten (10) days.

         4.9.5 In the event that a third Appraiser is selected, it shall determine the Appraised Price of the relevant asset within thirty (30) days. The Appraised Price shall then be (i) the lower of the first appraisals, if the third Appraiser value is less than the lower value; (ii) the average of the third Appraiser value and the other value that is closer to the third Appraiser value if it lies between the first appraised values; and (iii) the higher of the first appraisals, if the third Appraiser Value is higher than the higher value.

         4.9.6 In the event that the Parties designate a single Appraiser, the fees shall be borne equally by each of the Parties. In the event that the Parties each designate an Appraiser, each Party shall bear the fees of the Appraiser designated by such Party. In the event that a third Appraiser is designated, then the fees of such third Appraiser shall be borne equally by each of the Parties.

         4.9.7 The appraisal process shall be completed within sixty (60) calendar days after its commencement.

SECTION 5. PRE-EMPTIVE RIGHTS.

         As allowed by applicable law, the Shareholders shall have pre-emptive rights in proportion to the number of Shares held by each Shareholder with respect to any new issuance of Shares or the issuance of any convertible debentures, bond with warrants, or any other type of convertible instrument; provided, however, that upon the consent of all the Shareholders and as allowed by applicable law, the pre-emptive rights may be exercised in a ratio other than the shareholding ratio. Pre-emption rights shall not be transferable separate from the shares to which they are attached.

SECTION 6. TRANSFERABILITY OF ACQUISITION RIGHTS.

         6.1 If, and to the extent, a Shareholder is precluded by foreign ownership restrictions under Romanian law ("Precluded Shareholder") from fully exercising or realising its rights to acquire additional Shares of the Company's equity ("Acquisition Rights") from the Company or another Shareholder pursuant to:

                  a.       the rights of first refusal as set forth in Section
                           4; or

                  b.       the pre-emptive rights as set forth in Section 5;

         Then in any such case the Precluded Shareholder shall be entitled to assign its Acquisition Rights to any other Shareholder or third party (the "Assignee"), provided that written notice of any such assignment shall be sent promptly to the other Shareholders. The Precluded Shareholder and the Assignee shall be authorised to establish in their discretion the terms and conditions of such assignment, provided that they do not contravene the terms and conditions of this Agreement. Such assignment may provide for a right to re-assign the Shares back to the Precluded Shareholder, and such re-assignment shall not trigger a right of first refusal under Section 4.6.

         6.2 Upon exercise of the Acquisition Rights by the Assignee in accordance with this Agreement, the Assignee shall acquire the Shares of the Company, provided that no Shares may be issued or transferred to the Assignee until the Assignee has executed appropriate documentation evidencing its agreement to be bound by this Agreement. After any such acquisition of Shares in accordance with this Agreement, the Assignee shall be deemed to be a Party to this Agreement.

         6.3 The other Shareholders shall not be entitled to exercise any pre-emptive rights or rights of first refusal with respect to any acquisition of Shares by the Assignee pursuant to the Precluded Shareholders exercise of its assigned Acquisition Rights.

SECTION 7.

REMEDIES IN THE EVENT OF DEFAULT DUE TO A FAILURE TO FUND.

         7.1      FAILURE TO FUND INITIAL CAPITAL STRUCTURE.

                  A Shareholder who fails to fund its pro rata share of the funding requirements (a "Funding Default"), including debt and equity financing and any related guarantees ("Funding") (which will be consistent with the Capital Structure), by the deadline date ("Deadline Date") as established by the Board of

                  Administrators shall be deemed to be a defaulting Shareholder ("Defaulting Shareholder").

         7.2 FAILURES TO FUND.

         7.2.1 In the event of the failure of a Shareholder ("Non- Funding Shareholder') to fund its pro rata share of funding (which will be consistent with the Capital Structure), by the Deadline Date ("Deficiency"), each other Shareholder (a "Funding Shareholder") shall have the right but not the obligation to pursue any of the options set forth in this
                  Section 7.2.

         7.2.2. DILUTION. Under the circumstances set forth in Section 7.1 above, the Funding Shareholders may contribute there pro rata share of the Deficiency in the form of Funding that was approved. In the event the approved form of Funding is equity, the Funding Shareholders equity interests shall be increased by the number of the Non-Funding Shareholders Shares to which they subscribe upon exercise of the rights under this Section
                  7.2 and the Non-Funding Shareholder shall be diluted accordingly. In the event that a Funding Shareholder does not exercise its rights under this Section 7.2, then the remaining Funding Shareholders may participate in funding the remaining portion of the Deficiency pro rata to their equity percentage interest in the Company or they may participate in funding the remaining portion of the Deficiency in any other proportion as they may otherwise mutually agree.

         7.2.3.   NEW EQUITY OWNER. Under the circumstances set forth in Section
                  7.1 above, the Funding Shareholders may elect upon a 51 % vote of the outstanding Shares of the Funding Shareholders to fund the Deficiency by bringing in a new equity owner. The Non-Funding Shareholder shall be diluted based upon the terms of the cure of the Non-Funding Shareholder's Deficiency.

         7.2.4. GUARANTEE FEE. In the event a Non-Funding Shareholder has failed solely to provide its portion of funding guarantees, in lieu of the other remedies available in this Section 7, the Funding Shareholders may elect to provide their pro rata share of such guarantees or such other proportion as they may otherwise mutually agree (the "Substitute Guarantee"). In consideration for the Substitute Guarantee, the Non-Funding Shareholder shall pay the Funding Shareholders a guarantee fee (the "Guarantee Fee") equal to the following:

                           a. For the first 12 months of the Substitute Guarantee, l % per month of the outstanding balance of the funding subject to the guarantee (the "Guarantee Amount") plus any applicable transfer or withholding taxes incurred by the Funding Shareholders in connection with receiving the Guarantee Fee;

                           b. For the next 12 months of the Substitute Guarantee, 1.5% per month of the outstanding balance of the Guarantee Amount plus any applicable transfer or withholding taxes incurred by the Funding Shareholders in connection with receiving the Guarantee Fee;

                           c. After the first 24 months of the Substitute Guarantee, 2% per month of the outstanding balance of the Guarantee Amount plus any applicable transfer or withholding taxes incurred by the Funding Shareholders in connection with receiving the Guarantee Fee.

                           d. Either upon the failure of the Non-Funding Shareholder to fund a pro rata portion of a capital call as set forth in Section 7.1 above, or if the Non-Funding Shareholder has previously failed to fund a pro rata portion of a capital call as set forth in Section
                                    7.1 above, the fees set forth in this
                                    subsection shall be increased by 0.5% per month.

         The Guarantee Amount shall be maintained as if the Substitute Guarantee were originally made in U.S. dollars regardless of the currency of the Guarantee Amount and shall be repaid in either

                           a.       The amount of actual currency or

                           b. Company Shares (valued according to their paid-in capital);

         Equivalent to the corresponding U.S. dollar payment which would be made at the relevant payment date for such equivalent U.S. dollar denominated Substitute Guarantee. The form of the payment (cash or Company Shares) shall be selected by the Non-Funding Shareholder at the beginning of the period during which the Guarantee Fee is outstanding.

                           a.       Payment. The Guarantee Fee shall be
                                    calculated and paid at the beginning of each month the Substitute Guarantee is outstanding with the first payment made at the time the Funding Shareholders provide the guarantees.

                           b. Security. In order to secure the Non-Funding Shareholder's obligation to pay the Guarantee Fee, the Funding Shareholders shall receive a security interest in the Non-Funding Shareholder's Shares in an amount sufficient to collateralize the full amount of the Guarantee Fee obligation. Should the Non-Funding Shareholder default in its obligation to repay the Guarantee Fee, then, in addition to any other available right or remedy, the Funding Shareholders may enforce the security interest granted by the Non-Funding Shareholder in its Shares. The Non-Funding Shareholder shall execute such instruments as may be necessary under applicable law to perfect the Funding Shareholders' security interest in the Non-Funding Shareholder's Shares.

SECTION 8. GUARANTEES BY SHAREHOLDERS.

         The Company shall use reasonable best efforts to get non-recourse financing. However, in case such financing is not feasible, the Shareholders shall have the option to provide for guarantees in proportion to their equity interests in the Company for funding contained in the Capital Structure.

SECTION 9. DIVIDENDS.

         Dividends shall be paid annually to the shareholders to the maximum extent permitted under Romanian laws after taking into consideration the capital requirements, as set forth in the Capital Structure.

SECTION 10. PUBLIC OFFERING / REGISTRATION RIGHTS.

         At the appropriate time as approved by the General Assembly as set forth in Section 1.2.1.f of the attached Statutes, it is expected that the Company should be in a position to list its equity securities (or securities convertible into or exchangeable for equity) on a major stock exchange or on any other stock exchange, including the Bucharest Stock Exchange.

SECTION 11. CONFIDENTIALITY.

         The Shareholders agree to hold in confidence and not to disclose to any person other than to their respective shareholders (on the basis that they keep such information confidential and only disclose it on a need to know basis to the employees and representatives of themselves, their principals, investment managers, investment advisers or underlying investors) or, on a need to know basis, to their respective representatives and employees any and all information relating to the business, the affairs or the property of the other Shareholders or their Affiliates or of the Company, obtained directly or indirectly whether orally or in writing and before or after the date of this Agreement, including all analysis, studies and other documents and records prepared by a Shareholder, its advisors or its representatives that are generated from or reflect such information, and any technical, studies and business plans (including the Capital Structure) prepared jointly by the Shareholders in relation to the transactions contemplated hereby.

SECTION 12. NON-COMPETITION.

         12.1 TERM OF EFFECTIVENESS.

                  The following provisions shall be in effect throughout the term of this Agreement and for a period of three (3) years following the termination of this Agreement or following the withdrawal (via a sale of Shares or otherwise) of any Shareholder from this Agreement;

         12.2 "BUSINESS" DEFINED.

                  For purposes of this Agreement, the term "Business" shall mean:

                           a. The development, design, construction, ownership, management, operation and maintenance of the cellular mobile system and the marketing and exploitation of cellular mobile service thereon to the fullest extent permitted by the License; and

                           b.       The participation in activities or
                                    businesses necessary, appropriate, ancillary or complementary to the provision of cellular mobile service; and

                           c. The development and pursuit of wireless telecommunications businesses in Romania or Moldova and any businesses necessary, appropriate, ancillary or complementary to such wireless telecommunications businesses.

         12.3 NON-COMPETITION.

         General Rule. Neither Shareholder (nor any of its Affiliates) may engage in, or assist any third party to engage in, any business in Romania (directly or indirectly except through the Company) that is in competition with the Business of the Company.

         12.3.    A Shareholder may engage in any of the activities set forth in
                  Section 12.2 provided that:

             a.   It is a business that is not currently engaged in by The
                  Company;

             b. It does not and will not directly compete with a business engaged in by the Company; and

             c. It shall have offered such business opportunity first to the Company, with the Company declining to pursue such activity. A Shareholder may only engage in such opportunity if it did not oppose the Company's pursuit of the opportunity.

         12.4 NO OWNERSHIP/FINANCIAL INTEREST IN COMPETITORS.

         No Shareholder (nor any of its Affiliates) may directly or indirectly acquire or hold any ownership interest or financial interest in any entity doing business in Romania that is in competition with the Business of the Company.

         12.5 NO SOLICITATION OF CUSTOMERS.

         No Shareholder (nor any of its Affiliates) may directly or indirectly solicit the customers of the Company, or endeavour to entice away from the Company, any person, firm, or company which has been a customer of the Company (or in the habit of dealing with the Company) at any time during the term of this Agreement and during the three (3) year period after the date on which the Shareholder is no longer a Shareholder to this Agreement.

         12.6 NO SOLICITATION OF EMPLOYEES.

         No Shareholder (nor any of its Affiliates) may directly or indirectly solicit to employ or endeavour to entice away from the Company (on its own behalf or on behalf of any other person, firm, or company) any of the employees of the Company without the prior written consent of the Company.

         12.7 EXAMPLES OF COMPETITION.

         For the purposes of this Section, competition shall specifically include (but not be limited to) any wireless, digital or analogue cellular or personal communications systems, such as GSM, AMPS, TACS, DCS 1800 (PCN), DECT wireless, fixed wireless, CT2 systems and mobile data.

         12.8 EXCEPTIONS.

         Competition shall not include:

                  a.       Paging,

                  b.       Globalstar, Odyssey or Orbcom mobile satellite
                           Services,

                  c. With respect to EEIF MELVILLE: (i) Trunking and PMR for internal use of EEIF MELVILLE and (ii) data transmission and E-mail services provided on a commercial basis. If services in sub-paragraph (ii) above are to be provided by using part or all of a radio-based infrastructure, then such services must be provided using MobiFon's network to the extent that the network is available on a competitive basis (equal quality and better pricing).

                           With respect to DERASO HOLDINGS: DERASO HOLDINGS agrees to use the network of MobiFon to the extent it is available and offered on a competitive basis (equal quality and better pricing).

                  d. Telecommunications businesses that each Shareholder is currently engaged in as of the date of this Agreement in Romania and that are disclosed in Attachment A hereto, or

                  e. Normal day-to-day services of a non-strategic nature provided to a competitor.

         12.9 INJUNCTIVE RELIEF.

         The Shareholders acknowledge that the breach or threatened breach of this exclusive commitment by a Shareholder may result in irreparable harm to the Company and/or the other Shareholders. Accordingly, in such circumstances, the Company or the aggrieved Shareholder or Shareholders shall be entitled to injunctive or other similar relief restraining the threatened or continued breach of this commitment.

SECTION 13. AGREEMENTS WITH SHAREHOLDERS.

         Other Related Party Transactions. All other Related Party Transactions shall be subject to normal market terms and conditions. For such purpose, the shareholders shall only be given preference in any agreement or transaction if they offer terms and conditions more favourable than, or at least equal to, those offered by third parties.

SECTION 14. COVENANTS.

        Each Shareholder covenants with the other, and so long as this Agreement remains in force and effect, that it shall do all things necessary to give full and complete effect to this Agreement, particularly, but not limited to, the provisions regulating the exercise of the voting rights pursuant to Sections 1 and 2 of the attached Statutes.

SECTION 15. PUBLICITY; ANNOUNCEMENTS.

         15.1 ANNOUNCEMENTS MADE BY SHAREHOLDERS.

         Each Shareholder undertakes not to make any announcement relating to the subject matter of this Agreement without the prior consent of the other Shareholders; provided, however, that no consent shall be required in the case of any announcement made by a Shareholder or its Affiliate in the following cases:

                  a. required to be made by any law or governmental entity (including any relevant stock exchange or other regulatory authority) to which such Shareholder or its Affiliate is subject, provided that before making any such announcement such Shareholder shall, if practical, first consult with the other Shareholders;

                  b. disclosing information already publicly disclosed by the Company, or

                  c. Disclosing publicly certain operational and financial information as deemed necessary by such Shareholder or its Affiliate, such as end of period subscribers, capital expenditures, net operating revenues, operating cash flow, customer churn, average revenue per user, and net income.

         15.2 ANNOUNCEMENTS MADE BY THE COMPANY.

         15.2.1 The Company may make announcements relating to its ordinary business activities without the prior consent of the Shareholders, but it shall provide in advance to each Shareholder holding in excess of 4% ownership of the Company a draft of each written announcement. The Company shall consider any amendments thereto proposed by a Shareholder, although the Company shall not be required to incorporate any proposed amendments or to obtain the prior consent of any Shareholders before making such announcement.

         15.2.2 Notwithstanding the above, the prior consent of each Shareholder to an announcement by the Company shall be required if such announcement contains information that the Company is aware is subject to restrictions on disclosure or requirements as to disclosure imposed by any stock exchange or by relevant regulatory authority on a Shareholder or its Affiliate.

         15.2.3 Notwithstanding Section 17.2, the Shareholders agree that should the terms and conditions of the License submitted by the Ministry of Communications not be satisfactory to any Shareholder then any of these Shareholders shall have the right to withdraw from its obligations hereunder, without any further liability on the part of such withdrawing Party.

         15.2.4 The Company, and its Shareholders hereby release and discharge the Shareholders hereto from any claim or demand which they may have as a result of any representation made in the application for the License submitted by the parties to this Agreement or by the Company to the Romanian Government.

SECTION 16. REGISTRATION.

         This Agreement shall be registered with the Company and the Share certificates of the Company shall have a legend endorsed thereon with respect to the existence of this Agreement and the transfer restrictions imposed on such Shares.

SECTION 17. TERM AND TERMINATION.

         17.1 This Agreement shall become effective on the date hereof and shall remain effective during the term of the License (including any renewals or extensions thereto).

         17.2 This Agreement may be terminated solely as to the withdrawing Shareholder by any Shareholder within fifteen (15) business days after issuance of the final License terms, if such Shareholder determines that the final License terms and conditions are not comparable to the License terms and conditions announced in the tender and are not reasonably acceptable to such Shareholder or Shareholders at the time the License is issued. This Agreement shall remain effective as to the remaining Shareholders.

         17.3 Upon termination of this Agreement, all rights and obligations under this Agreement shall become null, void and ineffective, except that the rights and obligations of any Shareholder that have accrued prior to such termination shall not be affected thereby and except those rights and obligations that shall survive pursuant to Section 18.

         17.4 In the event that the Company's obligations under any loan agreements are secured by a pledge of Shares granted by one or more Shareholders, then Sections 4.1.4; 4.5; 4.6; 4.7; 4.8; 4.9; 5; 6; 9; 12; 15 and 26 of this Agreement shall automatically be suspended upon acceleration of the Company's payment obligations resulting from the occurrence of any event of default under any such loan agreement and upon any completion of enforcement proceedings under such pledge of Shares shall automatically be deemed deleted from the Agreement.

SECTION 18. SURVIVAL.

         In the event that this Agreement is terminated pursuant to this Section, the rights and obligations under Section 7 ("Remedies in the Event of Default Due to a Failure to Fund"), Section 12 ("Non-Competition"), Section 4 of the attached Statutes ("Accounting/Reporting"), Section 20 ("Dispute Resolution") and Section 21 ("Arbitration") shall survive any termination of this Agreement and shall remain in full force and effect in accordance with their terms thereafter.

SECTION 19. GOVERNING LAW.

         This Agreement and any disputes, controversies and differences arising from or in connection with this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of Romania.

SECTION 20. DISPUTE RESOLUTION.

         The Shareholders shall make a good faith effort to resolve amicably any dispute, controversy or difference between the Shareholders, which arises from or in connection with this Agreement.

SECTION 21. ARBITRATION.

         If such attempt is unsuccessful, then such dispute, controversy or difference shall be finally resolved under the Rules of UNCITRAL ("Rules") by one or more arbitrators in accordance with the Rules. Such proceedings shall be held in the United Kingdom, and shall be conducted in the English language, based upon the English version of this Agreement, which has the same legal value as the Romanian version. If there is any discrepancy between the two versions, the English version shall prevail. The arbitrage award made by the arbitrators shall be rendered in English. The arbitrage award shall be final and binding upon the Shareholders, and such award may be enforced in any court of competent jurisdiction. The arbitrators shall have the ability to grant all relief available. The costs of arbitration, including the cost of legal counsel, shall be awarded in the discretion of the arbitrators.

SECTION 22. SPECIFIC PERFORMANCE.

         The obligations undertaken under this Agreement may be enforced by specific performance (where permissible by applicable law) by any of the Shareholders, where the events of breach cannot be remedied by simple payment of damages. Notwithstanding the above, the Shareholders do not waive and may start any lawsuit or action (including for collecting damages) to which they are entitled, pursuant to the applicable legislation, and hereby expressly undertake to be bound by any judgement, court orders or any similar acts, which purpose is to prevent any Shareholders from breaching this Agreement.

SECTION 23. COMPLIANCE WITH LAWS.

         23.1 The Shareholders agree that they, their respective Agents, and the Company shall comply with the U.S. Foreign Corrupt Practices Act. As used herein, the term "Agent" shall mean any individual or entity legally appointed or hired by such party. Specifically, the Shareholders agree that neither they, nor their administrators, directors, officers, employees, or Agents shall make any payment or give anything of value, directly or indirectly, to any government official (including any administrator, director, employee, or agent of any government department, agency, or instrumentality) to influence his, her, or its decision, or to gain any other advantage for the Shareholder or the Company in connection with this Agreement.

         23.2 The Shareholders shall not intentionally take any action that would violate Romanian law. Following the receipt and acceptance of the License by the Company, the Shareholders shall not intentionally take any action that would cause the Romanian Government to revoke the Company's License.

SECTION 24. FORCE MAJEURE.

         The failure or delay of any Shareholder to perform any obligation under this Agreement solely by reason of natural disaster or other acts of God, actions or decrees of governmental bodies or entities ("Force Majeure Event") shall not be deemed to be a breach of this Agreement so long as the Shareholder so prevented from complying with this Agreement shall not have contributed to the Force Majeure Event, and shall continue to take all actions within its power to comply as fully as possible with the terms of this Agreement. In the event of any such default or breach, performance of the obligations shall be deferred until the Force Majeure Event ceases. Except where the nature of the event shall prevent it from doing so, the Shareholder suffering from such Force Majeure Event shall notify the other Shareholders in writing immediately upon the occurrence of such Force Majeure Event and shall in every instance use all reasonable efforts to remove or remedy such cause with all reasonable dispatch.

SECTION 25. NOTICES AND COMMUNICATIONS.

         Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed to be effectively given: (a) upon personal delivery to the Shareholder to be notified, (b) on the date of the confirmed receipt and (c) upon transmission via facsimile to the Shareholder to be notified and addressed to the addresses and facsimile numbers listed below:

                  CLEARWAVE :
                  Attn.:

                  VODAFONE:
                  Attn.:

                  DERASO HOLDINGS:
                  Attn.: John Arney
                  c/o Chase Capital Partners
                  125 London Wall
                  London EC2Y 5AJ
                  England
                  Fax: 00 44 171 777 4731

                  Dargate

                  Commercial

                  Upson

                  Devaynes

                  MobiFon

                  EEIF MELVILLE:
                  Attn.:

SECTION 26. AMENDMENT AND WAIVER.

         Any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of all of the Shareholders.

SECTION 27. LANGUAGE.

         This Agreement (and any agreement resulting therefrom) shall be prepared and signed in Romanian and English.

SECTION 28. ASSIGNMENT.

         The rights and obligations of the Shareholders under this Agreement shall not be assigned or transferred without the prior written consent of each of the non-transferring Shareholders; provided, however, that transfers to Affiliates pursuant to Section 4 shall be permitted and shall not require the prior written consent of each of the non-transferring Shareholders. This Agreement shall be binding upon the Shareholders, their successors and permitted assigns that may hold in any form Shares subject to this Agreement.

SECTION 29. ENTIRE AGREEMENT.

         This Agreement (and the annexes hereto) constitute the entire understanding and agreement among the Shareholders and supersede any and all prior or contemporaneous, oral or written, representations, communications, understandings and agreements among the Shareholders with respect to the subject matter hereof, to the extent that such representations, communications, understandings and agreements are inconsistent with or contradictory to the provisions hereof.

SECTION 30. SEVERABILITY.

         If any provision hereof is found invalid, illegal or unenforceable pursuant to any executive, legislative, judicial or other public decree or decision, such invalidity, illegality, or non-enforceability shall not affect the validity or enforceability of any remaining portion of this Agreement, and such remaining portion shall remain in full force and effect as if the invalid, illegal or unenforceable portion was never a part of this Agreement when it was executed. If the invalid, illegal or unenforceable term or provision can be made valid, legal or enforceable by reasonable modification of any such part of this Agreement, the Shareholders shall use all reasonable efforts to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable one which leads to the same legal and/or economic result.

SECTION 31. HEADINGS AND CAPTIONS

         The Section headings and captions contained in this Agreement are for purposes of reference and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 32. NO AGENCY

         No Shareholder shall be considered an agent of any other Shareholder, and no Shareholder shall have the right, power or authority to create any obligation or duty, express or implied, on behalf of any other Shareholder. The Company shall not be considered an agent of any Shareholder, and the Company shall not have any right, power or authority to create any obligation or duty, express or implied, on behalf of any Shareholder.

SECTION 33. RELATIONSHIP

         Other than the obligations contained herein, no legal entity, or relationship of any kind shall be deemed to arise herefrom, between the Shareholders themselves, or any other individuals, organisation or companies. The Shareholders agree that this Agreement is entered into for the sole purpose of the Business, including the obtaining Licenses and providing wireless telecommunications services under such Licenses, and all Shareholders are free to pursue other business opportunities in accordance with Section 12("Non-Competition") without violating this Agreement, and are joint ventures for the purposes of this Agreement only. Nothing contained in or relating to this Agreement shall be deemed to constitute a partnership agency relationship between any of the Shareholders.

SECTION 34. COST-SHARING AGREEMENT

         All costs directly relating to the License application and pre-start activities of the Company in Romania shall be borne by the Company (or by the Parties to this Agreement if the Company is not formed) on a pro rata basis based on their subscribed Share ownership; provided, however, that such costs shall be those approved pursuant to a budget to be established by a committee composed of CLEARWAVE , ATE, DERASO HOLDINGS, ISAF and EEIF MELVILLE, and provided that individual Shareholder expenses related to the negotiation of this Agreement and business development expenses shall not be regarded as License application expenses. DERASO HOLDINGS may also have incurred third party cash expenses directly relating to the preparation of the license application, and shall be reimbursed accordingly, upon the presentation of satisfactory documentation. Such reimbursement shall occur regardless of whether the Company is successful in obtaining a GSM license.

SECTION 35. COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of, which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Shareholders have caused this Agreement to be executed and do hereby warrant and represent that their respective signatory whose signature appears below has been and is on the date of this Agreement duly authorised by all necessary corporate action to execute and deliver this Agreement.

         CLEARWAVE:

         By:

         Name:

         Title:

         VODAFONE:

         By:

         Name:

         Title:

         DERASO HOLDINGS:

         By:

         Name:

         Title:

         EEIF MELVILLE

         By:

         Name:

         Title:

         DARGATE:

         By:

         Name:

         Title:

         UPSON:

         By:

         Name:

         Title:

         Devaynes:

         By:

         Name:

         Title:

         Commercial:

         By:

         Name:

         Title:

         MobiFon

                                  ATTACHMENT A

                       DISCLOSURE SCHEDULE OF PRE-EXISTING
                    TELECOMMUNICATIONS BUSINESSES IN ROMANIA
                               (SEE SECTION 12.8)

         ANA Electronic SRL.

         1.       Data & Voice Communication Equipment;

         2.       Facsimile Machines;

         3.       Analogous & Hybrid Keyphones;

         4.       Digital Switching System;

         5.       Cellular Phones (Peripheral Equipment);

         6.       Cordless Phones;

         7.       Pagers;

         8.       Modems;

         9.       Internet & e-mail;

         10.      Fibre Optic Transmission (Equipment and network).

ANA Electronic SRL is currently acting under Licenses and/or authorisations issued by Romanian authorities.